SECOND AMENDMENT TO THE

CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of the 19th day of December, 2013, to the Custody Agreement, dated as of June 25, 2013, as amended September 27, 2013 (the “Agreement”), is entered into by and between EQUINOX FUNDS TRUST , a Delaware statutory trust (the “Trust”),and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the funds of the series of the Trust; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	Amended Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

EQUINOX FUNDS TRUST		U.S. BANK, N.A.

By:	/s/ Robert J. Enck	By:	/s/ Michael R. McVoy
Name:	Robert J. Enck	Name:	Michael R. McVoy
Title:	Chairman	Title:	Senior Vice President

Amended Exhibit B to the

Custody Agreement – Equinox Funds Trust

Separate Series of Equinox Funds Trust

Name of Series
Equinox Equity Hedge US Strategy Fund
Equinox Campbell Strategy Fund
Equinox Chesapeake Strategy Fund
Equinox Crabel Two Plus Strategy Fund
Equinox BH-DG Strategy Fund

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